UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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UNITED SECURITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED SECURITY BANCSHARES, INC.

TO OUR SHAREHOLDERS:

We will hold the 2008 Annual Meeting of Shareholders of United Security Bancshares, Inc. (“Bancshares”), at 2:00 p.m., local time, on Tuesday, May 13, 2008, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784.

We have enclosed a notice of the meeting, a proxy statement, a proxy and the Annual Report to Shareholders for 2007 and hope that you will study the enclosed materials carefully and attend the meeting in person.

Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by voting in person at the meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the Secretary of Bancshares at any time before the proxy is voted.

Sincerely,

/s/ Hardie B. Kimbrough
Hardie B. Kimbrough
Chairman of the Board

/s/ R. Terry Phillips
R. Terry Phillips
President and Chief Executive Officer

April 1, 2008

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 13, 2008

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES, INC.:

United Security Bancshares, Inc. (“Bancshares”) will hold its 2008 Annual Meeting of Shareholders (“Annual Meeting”) at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784, on Tuesday, May 13, 2008, at 2:00 p.m., local time, for the following purposes:

(1)	to elect twelve (12) directors of Bancshares to serve for the ensuing year;

(2)	to vote on two (2) shareholder proposals, if they are presented; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of such meeting.

The Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A complete list of the shareholders of Bancshares will be available and open for examination by any shareholder of Bancshares during ordinary business hours beginning two business days after the mailing of this notice of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, sign and date the enclosed proxy and send it promptly by facsimile (334) 636-9606 or mail in the envelope provided for this purpose. The proxy may be revoked by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the undersigned Secretary of Bancshares at any time prior to the voting thereof.

By Order of the Board of Directors,

/s/ Larry M. Sellers
Larry M. Sellers
Secretary

Thomasville, Alabama

April 1, 2008

PROXY STATEMENT

i

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2008

INTRODUCTION

This Proxy Statement is furnished on or about April 1, 2008, by United Security Bancshares, Inc. (“Bancshares”) to the holders of common stock of Bancshares in connection with the 2008 Annual Meeting of Shareholders, and any adjournments or postponements thereof, to be held on Tuesday, May 13, 2008, at 2:00 p.m. at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784 (the “Annual Meeting”). The matters to be considered and acted upon are:

(1)	the election of twelve (12) directors of Bancshares;

(2)	the two (2) shareholder proposals, if they are presented; and

(3)	the transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors of Bancshares is soliciting the proxy, which is revocable at any time before it is voted. You may revoke the proxy by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of Bancshares or by signing and delivering a later-dated proxy. We must, however, actually receive the written notice or later-dated proxy before the vote of the shareholders. We will vote all properly executed proxies delivered pursuant to this solicitation at the Annual Meeting and in accordance with instructions given, if any. If no instructions are given, we will vote the proxies FOR the election of the twelve (12) director-nominees, AGAINST the two (2) shareholder proposals and in accordance with the instructions of management as to any other matters that may come before the Annual Meeting.

Bancshares will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, facsimile and electronic communication. Banks, brokers, nominees or fiduciaries will forward the proxy materials to their principals and obtain authorization for the execution of proxies. Bancshares will, upon request, reimburse banks, brokers, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

Shareholders Eligible to Vote

We are sending this Proxy Statement to shareholders of record as of the close of business on March 20, 2008. Only shareholders as of this date are eligible to vote at the Annual Meeting. At the close of business on March 20, 2008, there were 6,060,427 shares of the common stock of Bancshares, par value $0.01 per share, outstanding. Each shareholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

Vote Required to Approve Proposals

At the Annual Meeting, a majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Assuming the presence of a quorum, the directors of Bancshares will be elected by a plurality of the shares cast at the Annual Meeting, and the approval of the two (2) shareholder proposals will require the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on the matters.

A shareholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors is determined by the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. Any abstention as to each of the shareholder proposals will have the same effect as voting against the proposal given that the outcome of each proposal is determined by shares represented at the Annual Meeting and entitled to vote on the matter.

Generally, a broker may vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not vote shares held in “street name” on certain non-routine matters, absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Broker non-votes, if any, will not have any effect on the election of directors, and will not have any effect on the outcome of either of the shareholder proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

Based on the nomination by the Nominating, Executive and Corporate Governance Committee, the Board of Directors recommends that the shareholders elect the twelve (12) director-nominees named below to hold office until the 2009 Annual Meeting of Shareholders of Bancshares or until their successors are elected and qualified. All of the nominees currently serve as directors. Unless “Withhold” or “For All Except” is noted as to all or some of the nominees, proxies will be voted at the Annual Meeting for the election of twelve (12) nominees to the Board of Directors. The Board recommends that you vote “FOR” the election of the twelve (12) nominees.

Although Bancshares’ Bylaws provide for sixteen (16) directors, only twelve (12) individuals have been nominated to serve on the Board of Directors. The Nominating, Executive and Corporate Governance Committee and the current Board of Directors believe that a Board of Directors of twelve (12) persons is practical and efficient at this point in time. Shareholders may not vote for a greater number of persons than the number of nominees named.

While we know of no reason why any nominee would be unable to serve as a director, if before the voting at the Annual Meeting, any person to be elected a director is unable to serve, the shares that would otherwise be voted for such person may be voted for the election of such substitute person as the Board of Directors may recommend.

The following provides certain biographical information about the directors who have been nominated for election as directors of Bancshares. Bancshares, as the sole shareholder of First United Security Bank (“First United Security”), Bancshares’ banking subsidiary, intends to re-elect all of the directors of Bancshares as directors of First United Security, with the exception of Ray Sheffield.

Mr. Kimbrough is currently the Chairman of the Board of Bancshares and the Chairman of the Board of First United Security. Information regarding the executive officers of Bancshares and First United Security who are not directors is provided also.

Information About Director-Nominees

Dan R. Barlow Director since 1997 Age 66	Mr. Barlow, now retired, served as Assistant Vice President of Bancshares and as Executive Vice President, City President of First United Security from 1997, upon the merger of First Bank & Trust (“FB&T”) with and into First United Security in 1997 (the “FB&T Merger”), until his retirement on December 31, 2006. Mr. Barlow became a director of Bancshares pursuant to the terms of the FB&T Merger.

Linda H. Breedlove Director since 1997 Age 64	Ms. Breedlove serves as a part-time writer and proofer for The South Alabamian, Inc., a newspaper publishing company. She served as Publisher/Editor of The South Alabamian, Inc. for 29 years until January 2003. Ms. Breedlove was employed with Breedlove Office Supply and Printing from January 2003 until April 2004.

Gerald P. Corgill Director since 1985 Age 66	Mr. Corgill has served as President of Dozier Hardware Company, Inc., a hardware and building supply company, since 1982.

Wayne C. Curtis Director since 2000 Age 68	Dr. Curtis has served as a private consultant since 1999 and currently serves as Professor Emeritus of Banking at Troy State University. He served part-time from 1999 through 2003 as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and served as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department from 1995 through 1999.

John C. Gordon Director since 1997 Age 50	Mr. Gordon has been self-employed, performing forestry, timberland and investment services for Forest Services, Inc. (land management) since 1994 and for SS&J Land Co., Inc. since 1998.

William G. Harrison Director since 1976 Age 61	Mr. Harrison has served as Timber Settlements and Records Manager for Linden Lumber Company (sawmill) since 1999.

Hardie B. Kimbrough Director since 1986 Age 70	Mr. Kimbrough is currently Of Counsel with the Gilmore Law Office. Mr. Kimbrough served as Presiding Circuit Judge for the First Judicial Circuit of the State of Alabama from 1977 until his retirement in 1995.

Jack W. Meigs Director since 1997 Age 50	Mr. Meigs has served as Circuit Judge for the Fourth Judicial Circuit of the State of Alabama since 1991.

R. Terry Phillips Director since 1999 Age 54	Mr. Phillips became a director of Bancshares pursuant to an employment agreement among Bancshares, First United Security and Mr. Phillips dated January 1, 1999, and Mr. Phillips has served as President and Chief Executive Officer of Bancshares and First United Security since 1999. From 1991 until 1998, Mr. Phillips served as President and Chief Executive Officer of First Community Bank in Chatom, Alabama.

James C. Stanley Director since 1978 Age 71	Dr. Stanley practiced dentistry until his retirement in 1997. Dr. Stanley served as a director of Bancshares from 1978 through May 9, 2006, and was appointed to fill a vacancy on the Board on May 18, 2006.

Howard M. Whitted Director since 1985 Age 63	Mr. Whitted was a forester for Weyerhauser Company, a forest products and container board manufacturer, from 1968 until his retirement in 2006. Mr. Whitted is currently a forester for Whitted Family Timberlands.

Bruce N. Wilson Director since 1997 Age 53	Mr. Wilson is a senior partner in the law firm of Wilson & Drinkard where he has worked since 1993.

Information About Executive Officers Who Are Not Also Directors

J. Daniel Matheson, III Age 50	Mr. Matheson has served as Investment Officer of Bancshares since May 2001 and as Senior Vice President, Investment Officer of First United Security since 1996. Mr. Matheson has been Chief Executive Officer, President and Secretary of R2Metrics, Inc. since its incorporation in April of 2007. Mr. Matheson has served as Senior Vice President of First American Bank since 2006.

William D. Morgan Age 59	Mr. Morgan has served as Assistant Secretary of Bancshares since 1997 and as Assistant Vice President of Bancshares since 2000. Mr. Morgan has served as Executive Vice President, Loan Administration of First United Security since 1998.

Larry M. Sellers Age 59	Mr. Sellers has served as Vice President, Secretary and Treasurer of Bancshares since 1987. Mr. Sellers has served as Senior Executive Vice President and Chief Administrative Officer of First United Security since 1984.

Robert Steen Age 59	Mr. Steen has served as Assistant Treasurer of Bancshares since 1997, Assistant Vice President of Bancshares since 2000 and Principal Financial Officer and Principal Accounting Officer since 2003. Mr. Steen has served as Executive Vice President, Chief Financial Officer of First United Security since 1997, upon the FB&T Merger.

CORPORATE GOVERNANCE

Bancshares is committed to having sound corporate governance principles. Operating in accordance with such principles is essential to running Bancshares’ business effectively and to maintaining Bancshares’ integrity in the marketplace. Bancshares’ Board has adopted a Code of Business Conduct and Ethics that sets forth basic principles to guide Bancshares’ and First United Security’s employees, including the Chief Executive Officer, the Principal Financial Officer and other senior executive officers, in their conduct and compliance with applicable laws and governance principles. A copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics is filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003. Additionally, Bancshares will furnish any person without charge, upon written request, a copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics.

The following is a summary of Bancshares’ Board independence standards, the Board and committee structure, the director nomination process and the procedures for shareholders to follow to communicate with the Board of Directors.

Director Independence

The Nasdaq Stock Market, LLC, the exchange on which Bancshares’ common stock is listed, requires that a majority of the Bancshares’ Board members be independent. Accordingly, because the Board of Directors currently has twelve (12) members, at least seven (7) of the directors must be independent. In accordance with Nasdaq’s listing standards, a director is not considered to be independent unless the Board determines that the director has no relationship with Bancshares or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee, Compensation Committee and Nominating, Executive and Corporate Governance Committee also must meet the independence tests in the applicable Nasdaq listing standards and the federal securities laws.

The Board has determined that none of the directors standing for re-election, with the exception of Messrs. Phillips and Barlow, has any material relationship with Bancshares or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of independent judgment in carrying out his or her responsibilities. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and Bancshares and its subsidiaries. The purpose of this review was to determine whether any such transactions or relationships were material and possibly inconsistent with a determination that the director was independent. Mr. Phillips is not independent because of his employment as the Chief Executive Officer and President of Bancshares and First United Security, and Mr. Barlow is not independent because of his employment as an executive officer of Bancshares and First United Security until his retirement in December 2006.

During the review of directors’ independence determinations, the Board of Directors specifically considered the relationships between Bancshares and Wilson & Drinkard, of which Mr. Wilson is a senior partner, and between Bancshares and the Gilmore Law Office, of which Mr. Kimbrough is Of Counsel. Both Wilson & Drinkard and the Gilmore Law Office are law firms that historically have provided legal services to Bancshares and its subsidiaries. Bancshares’ fee arrangements with Wilson & Drinkard and the Gilmore Law Office are negotiated on the same basis and are subject to the same terms and conditions as arrangements with other outside legal counsel for similar types of legal work. In 2007 Bancshares did not pay any legal fees to Wilson & Drinkard and paid a nominal amount in legal fees to the Gilmore Law

Office. Based on this review, the Board concluded that Bancshares’ relationships with Wilson & Drinkard and the Gilmore Law Office do not interfere with either Mr. Wilson’s or Mr. Kimbrough’s exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Committees

The Boards of Directors of Bancshares and First United Security conduct their business through meetings of the boards and committees. During 2007 the Board of Directors of Bancshares met twelve times, and the Board of Directors of First United Security met twelve times. All of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

Directors are encouraged but not required to attend the annual meetings of shareholders. All but two of the directors attended Bancshares’ 2007 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee assists the Board with its oversight responsibilities with respect to the financial reports and other financial information provided by Bancshares to its shareholders and others, Bancshares’ financial policies and procedures and disclosure controls and procedures, Bancshares’ system of internal controls and Bancshares’ auditing, accounting and financial reporting processes. The Audit Committee operates under a written charter which was adopted by the Board of Directors in 2004. A copy of the written charter was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders. The Audit Committee met seventeen times during 2007. The Audit Committee Report appears in this Proxy Statement on page 25.

Certain Nasdaq listing standards and the federal securities laws require that at least one member of the Audit Committee has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, experience preparing, auditing, analyzing or evaluating financial statements, or experience actively supervising one or more persons engaged in such activities, an understanding of internal control over financial reporting and an understanding of audit committee functions. The Board has determined that Wayne C. Curtis, Chairman of the Audit Committee, has the requisite attributes of an “audit committee financial expert.” Dr. Curtis acquired such attributes through his experience as the chief executive officer of a commercial bank (which involved supervising the accountant/controller of such bank), in addition to other relevant education and experience including serving as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and serving as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department.

The members of the Audit Committee are Wayne C. Curtis, Chairman, Hardie B. Kimbrough, William G. Harrison and Jack W. Meigs. The Board has carefully evaluated the backgrounds of the members of the Audit Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Audit Committee’s charter.

Compensation Committee

The Compensation Committee assists the Board in overseeing and determining executive compensation. Among other responsibilities, the Compensation Committee reviews, recommends and approves salaries and other compensation of Bancshares’ and First United Security’s executive officers and administers Bancshares’ equity compensation plans. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. The Compensation Committee operates under a written charter which was adopted by the Board of Directors in 2004. The charter was amended in 2006 to add as one of the Compensation Committee’s responsibilities, the review of the Compensation Discussion and Analysis portion of the proxy statement. A copy of the written charter was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders. The Compensation Committee met three times in 2007. The Compensation Committee Report appears in this Proxy Statement on page 14.

The scope of the Compensation Committee’s authority is limited to the responsibilities that are set forth in its charter. In fulfilling its responsibilities, the Compensation Committee may delegate its authority to subcommittees to the extent permitted by applicable law. The charter further provides the Compensation Committee with the authority to engage independent consultants and legal advisers when determined to be necessary or appropriate in fulfilling its responsibilities. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

The members of the Compensation Committee are Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. The Board has carefully evaluated the backgrounds of the members of the Compensation Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Compensation Committee’s charter.

Nominating, Executive and Corporate Governance Committee

In February 2004 the Board of Directors of Bancshares created a Nominating, Executive and Corporate Governance Committee as a successor to the Executive Committee. Among other responsibilities, the Nominating, Executive and Corporate Governance Committee reviews and recommends the selection of directors and members of committees of the Board and reviews and establishes the governance practices of Bancshares. The Nominating, Executive and Corporate Governance Committee operates under a written charter which was adopted by the Board of Directors in 2004. A copy of the written charter was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders. The Nominating, Executive and Corporate Governance Committee met four times in 2007.

The members of the Nominating, Executive and Corporate Governance Committee are Hardie B. Kimbrough, Chairman, Gerald P. Corgill, Wayne C. Curtis, John C. Gordon and Ray Sheffield. The Board has carefully evaluated the backgrounds of the members of the Nominating, Executive and Corporate Governance Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the committee’s charter.

Consideration of Director-Nominees

Director Qualifications

Criteria that are used by the Nominating, Executive and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the candidate would meet the definition of “independent” as defined by the applicable Nasdaq listing standards, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Identifying and Evaluating Director-Nominees

The process followed by the Nominating, Executive and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating, Executive and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material discussed below is provided on behalf of candidates recommended by shareholders, and the Nominating, Executive and Corporate Governance Committee will evaluate those candidates by applying substantially the same criteria, following substantially the same process as candidates submitted by Board members.

Director-Nominees Proposed by Shareholders

The Nominating, Executive and Corporate Governance Committee will consider candidates recommended by shareholders for inclusion by the Board of Directors in the slate of nominees that the Board recommends to the shareholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director-nominees, including candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee applies the selection criteria and follows the process described above.

Shareholders may recommend individuals for the Nominating, Executive and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the Nominating, Executive and Corporate Governance Committee, c/o Corporate Secretary of United Security Bancshares, Inc., 131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784:

•	The name of the recommended person;

•

All information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the shareholder making the recommendation, the name and address of such shareholder as they appear on Bancshares’ books; provided, however, that if the shareholder is not a registered holder of Bancshares’ common stock, the shareholder should submit his or her name and address along with a current written statement from the registered holder; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Shareholder Communications with the Board of Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders and will respond as the Board deems appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating, Executive and Corporate Governance Committee primarily will be responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other directors as he or she deems appropriate. Communications will be forwarded to all directors if such communications relate to substantive matters and include suggestions or comments that the Chairman of the Nominating, Executive and Corporate Governance Committee considers important.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating, Executive and Corporate Governance Committee

c/o Corporate Secretary of United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Thomasville, Alabama 36784

All written communications to Bancshares’ Board of Directors will be relayed to the Nominating, Executive and Corporate Governance Committee without being screened by management.

TRANSACTIONS WITH RELATED PERSONS

Bancshares recognizes that transactions between Bancshares or its subsidiaries and any of its directors or executive officers may present potential or actual conflicts of interest that are not in the best interests of Bancshares and its shareholders. Therefore, as a general matter and in accordance with Bancshares’ Code of Business Conduct and Ethics, Bancshares prefers to avoid such transactions. Nevertheless, there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Bancshares and its shareholders. Therefore, Bancshares has adopted a written policy and procedures which require the Audit Committee to review and, if appropriate, to approve or ratify any such transactions.

Policy and Procedures Regarding Related Person Transactions

The Audit Committee’s Policy and Procedures With Respect to Related Person Transactions set forth the process for reviewing, approving and ratifying transactions involving Bancshares and its subsidiaries and “related persons.” “Related persons” include directors and executive officers and their immediate family members, and shareholders owning 5% or more of Bancshares’ outstanding common stock. It is Bancshares’ policy to approve and ratify transactions involving related persons only when the Board of Directors, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of Bancshares and its shareholders.

The procedures provide that prior to entering into a related person transaction, management or the affected director or executive officer must bring the matter to the attention of a designated individual who will assess whether the matter should be considered by the Audit Committee. If a member of the Audit Committee is involved in the proposed transaction, he or she will be recused from all discussions and decisions about the transaction. To the extent a related person transaction is not identified in advance, the terms of the transaction will be reviewed and evaluated by the Audit Committee. Only transactions that are in, or that are not inconsistent with, the best interests of Bancshares and its shareholders are approved or ratified by the Audit Committee.

Certain Transactions with Related Persons

Certain directors and executive officers of Bancshares and their family members were customers of, and had transactions with, First United Security in the ordinary course of business since the beginning of 2007, and additional transactions likely will take place in the ordinary course of business. With the exception of certain loans made under First United Security’s employee loan program, all outstanding loans and commitments were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

First United Security’s employee loan program offers all employees, including executive officers, up to two loans with a discounted interest rate of 90% of the prevailing interest rate at the time of the loan origination and interest-free loans on the purchase of computer equipment. The employee loan program is widely available to all employees and does not give preference to any executive officer over any other employee. All loans and extensions of credit under the employee loan program are made in compliance with the applicable insider lending restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Phillips and Morgan have loans outstanding under the employee loan program that comply with all regulatory requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. Specifically, the compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should tie executive compensation with the performance of Bancshares. To that end, we have designed and implemented a compensation program that we believe maintains an appropriate balance between salary and incentive opportunity.

Oversight of the Compensation Program

Our Compensation Committee oversees our compensation program and approves the compensation paid to all executive officers, including the Chief Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”) (our Named Executive Officers are identified in the 2007 Summary Compensation Table on page 14). All of the members of the Compensation Committee have been determined by the Board of Directors to qualify as “independent” under the applicable Nasdaq director independence standards. The Compensation Committee is governed by the Charter of the Compensation Committee of the Board of Directors, a copy of which was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders.

Our Compensation Committee’s responsibilities include reviewing and approving the amount, form and terms of compensation to be paid to the Named Executive Officers and assessing and making recommendations to the Board regarding executive compensation and benefit plans and programs. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. Our Human Resources department, which consists of employees with significant compensation experience, also assists the Compensation Committee with compensation decisions by providing support and data for the committee.

The Charter of the Compensation Committee grants the committee the authority to hire outside consultants to further its objectives and assist with its responsibilities, and while the Compensation Committee did not enlist the services of a compensation consultant in connection with determining 2007 compensation, it engaged Bankers Bank of Atlanta, Georgia in December 2006, to conduct a review of our compensation program and benefit structure for executive management.

Compensation Objectives

Compensation is based on an individual’s job level, responsibilities and experience and company performance. We want to attract and retain, on a long-term basis, high caliber personnel, and to that end, provide a total compensation opportunity that is competitive in the banking industry, taking into account relative company size and performance as well as individual responsibilities and achievements. To provide better insight into compensation levels for executive officers with responsibilities similar to Bancshares, we review the compensation practices of publicly traded banks of comparable size and complexity to Bancshares and consider peer group information compiled from SNL Financial’s Executive Compensation Review.

We compensate our Named Executive Officers with a combination of base salary and cash incentives designed to be competitive and to align management’s incentives with business results of Bancshares. We design the incentive compensation to reward not only company-wide performance but also the achievement of specific goals within areas under the control of the Named Executive Officers.

Base Salaries

Base salary is the main component of the Named Executive Officers’ compensation and is reviewed and approved by the Compensation Committee annually to determine whether the salary is appropriate. Each Named Executive Officer’s base salary is determined principally by the responsibilities required by the officer’s position and length of service in a position at Bancshares, as well as individual competence. In order to ensure salaries are competitive, we also take into consideration salaries paid to senior management at regional banks of comparable size based on the report on compensation presented annually by the Community Bankers Association of Alabama. In the case of the Chief Executive Officer, we further considered the performance of Bancshares during the nine years he has held the position, the anticipated level of difficulty of replacing the Chief Executive Officer with someone of comparable experience and skill, and the parameters set forth in his employment agreement.

At its meeting in December 2007, the Compensation Committee established the base salaries for the Named Executive Officers for 2008. The Compensation Committee considered the same factors for setting base salaries in 2008 as it used in 2007 and, given the disappointing financial performance of Bancshares in 2007, did not approve any increase in base salaries for the Named Executive Officers for 2008.

Annual Cash Incentive Compensation

Our practice is to make annual awards of cash bonuses to most employees, including the Named Executive Officers under our Incentive Earnings Program. For Messrs. Phillips, Steen, Sellers and Morgan, the incentive program is an annual cash incentive plan that links incentives to performance results of the prior year. The program is structured to motivate employees to achieve the business goals set by Bancshares and reward employees for achieving such goals. Awards generally are based on three components: Bancshares’ corporate results, First United Security’s operating results and the individual employee’s performance. Under the program, awards are expressed as a percentage of an employee’s base salary. With respect to Mr. Matheson, he does not participate in our Incentive Earnings Program, but rather he is eligible for a discretionary bonus payment, the amount of which is determined after year-end by the Compensation Committee.

The criteria used to establish cash bonuses under our Incentive Earnings Program for the Named Executive Officers differ based on whether the individual is a non-loan officer or a loan officer. For 2007 the performance goals emphasized increases in Bancshares’ return on average equity, First United Security’s return on average assets and First United Security’s deposit growth. Additional performance criteria that applied to Messrs. Phillips and Morgan included the individual officer’s loan portfolio quality. Additional criteria that applied to Messrs. Steen and Sellers were a reduction of non-interest expense and an increase in non-interest income. The amount of the 2007 cash bonus paid to each Named Executive Officer and the maximum cash bonus to which each Named Executive Officer was eligible to receive in 2007 were as follows:

Officer	Amount of 2007 Cash Bonus	2007 Cash Bonus as a Percentage of Base Salary	Maximum Cash Bonus Eligible to Receive in 2007	Maximum Cash Bonus as a Percentage of Base Salary
Phillips	$69,300	22.0%	$127,575	40.5%
Steen	$28,860	18.5%	$56,160	36.0%
Sellers	$33,947	18.5%	$66,060	36.0%
Morgan	$16,562	13.3%	$52,250	41.8%
Matheson	$9,931	15.0%	—	—

The 2007 cash bonuses earned by Messrs. Phillips, Steen, Sellers and Morgan under the Earnings Incentive Plan primarily were attributable to First United Security’s return on average assets of 1.63%. Specifically, First United Security’s return on average assets accounted for the following percentages of each Named Executive Officer’s 2007 cash bonus: 82% for Mr. Phillips, 97% for Mr. Steen, 97% for Mr. Sellers and 100% for Mr. Morgan.

At its meeting in December 2007, the Compensation Committee established performance criteria for Messrs. Phillips, Steen, Sellers and Morgan for 2008 under the Incentive Earnings Program. The performance criteria set by the Compensation Committee under the incentive program for 2008 generally are the same as those for 2007, with the exception of the approval of a new incentive plan for the Chief Executive Officer and President. In addition to the performance criteria under the incentive plan for 2007, another factor that will be considered when determining Mr. Phillips’ bonus is the net earnings of First United Security’s subsidiary, Acceptance Loan Company, Inc. (“ALC”). See “2007 Grants of Plan-Based Awards” on page 16 for additional information regarding the 2008 incentive plan. For 2008, Mr. Matheson again is eligible for a discretionary bonus payment, the amount of which will be determined after year-end.

Salary Continuation Agreements and Director Retirement Agreements

Salary Continuation Agreements. In order to encourage members of our senior management, including the Named Executive Officers, Messrs. Phillips, Steen, Sellers and Morgan, to remain employed with Bancshares, we entered into salary continuation agreements with these Named Executive Officers in September 2002. The salary continuation agreements are nonqualified arrangements that are designed to motivate the executive officers to remain employed with Bancshares until their retirement. Under the salary continuation agreements, the Named Executive Officer will receive a benefit that will be paid annually for fifteen years, beginning at normal retirement age (age 65). The benefit is reduced if the executive officer retires early or terminates employment due to a disability.

The salary continuation agreements also provide a change in control benefit. We believe that it is important to protect the financial interests of our senior management, including our Named Executive Officers, in the event of a change in control. Further, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our Named Executive Officers are aligned with the shareholders’ interests. Providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Accordingly, the salary continuation agreements provide the Named Executive Officers with certain benefits in the event of a change in control of Bancshares or a change in control of First United Security. If a Named Executive Officer is terminated following a change in control, we will pay the executive officer an amount equal to the maximum annual benefit he would have been entitled to receive had he terminated employment at normal retirement age (age 65) for a period of fifteen years.

Director Retirement Agreements. In order to encourage the members of the Board of Directors to continue to serve as directors of Bancshares, we entered into director retirement agreements in October 2002 with each director, including the employee-director, Mr. Phillips. The director retirement agreements are nonqualified arrangements that are designed to motivate the directors to serve on the Board until their retirement. The agreements promise each director an annual benefit for ten years, payable when the director terminates service as a director on or after normal retirement age (age 70). The amount of the benefit was initially set at $12,000 in September 2002 and is increased by 3% each year until the director reaches normal retirement age. The benefit is reduced if the director retires early or terminates service as a director due to a disability.

Similar to the salary continuation agreements, the director retirement agreements provide a change in control benefit. For the reasons discussed above, we believe that the interests of Bancshares’ shareholders’ interests will be best served if the interests of our directors are aligned with the shareholders’ interests. Therefore, the director retirement agreements provide that if a director is terminated following a change in control of Bancshares or a change in control of First United Security, we will pay the director an amount equal to the maximum annual benefit he or she would have been entitled to receive had the director terminated service as a director on or after normal retirement age (age 70) for a period of ten years. These same terms apply to all of the director retirement agreements, including the agreement with the employee-director, Mr. Phillips.

Additional details regarding these salary continuation agreements and director retirement agreements, as well as the amounts that would be payable in the event of a termination of employment and/or a change in control, are discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” on page 17.

Termination and Change in Control Benefits Under Mr. Phillips’ Employment Agreement

Mr. Phillips, the Chief Executive Officer, is the only Named Executive Officer with an employment agreement. In 1999 when Mr. Phillips was hired as the Chief Executive Officer, Bancshares and Mr. Phillips entered into an employment agreement, which subsequently was amended and restated effective January 1, 2000. Details regarding the termination and change in control provisions of Mr. Phillips’ employment agreement are discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” on page 17.

Perquisites and Other Benefits

We provide our Named Executive Officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified senior management. It is our belief that perquisites for executive officers should be limited in scope and value and also should be reflective of similar perquisites provided to executive officers at other regional banks of comparable size.

Perquisites provided to the Named Executive Officers include a company-provided automobile. Additionally, Bancshares pays the annual premiums for a term life insurance policy with a $250,000 death benefit for Mr. Phillips and a whole life insurance policy with a $50,000 death benefit for Mr. Sellers. The Named Executive Officers participate in our employee benefit plans and programs on the same terms and conditions as other employees. The benefits available generally include medical and dental insurance, disability insurance, and life insurance. In addition, Bancshares sponsors a 401(k) plan in which all eligible employees, including the Named Executive Officers, may participate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with Bancshares’ management. Based on the review and discussion, the Compensation Committee recommended to Bancshares’ Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report furnished by the Compensation Committee:

Bruce N. Wilson, Chairman

Linda H. Breedlove

Gerald P. Corgill

John C. Gordon

Howard M. Whitted

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The Named Executive Officers’ compensation consists of the following elements: base salary, an annual cash incentive, retirement and other post-employment benefits, and limited perquisites and other personal benefits. The following table sets forth, for the year ended December 31, 2007, and the year ended December 31, 2006, a summary of the compensation paid to or earned by the Named Executive Officers.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each Named Executive Officer’s total compensation and the year ended December 31, 2007: 60.4% for Mr. Phillips, 58.8% for Mr. Steen, 59.7% for Mr. Sellers, 58.2% for Mr. Morgan and 60.5% for Mr. Matheson.

Name and Principal Position	Year	Salary		Non-Equity Incentive Plan Compensation(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)		All Other Compensation(3)		Total
R. Terry Phillips(4) President & Chief Executive Officer of Bancshares and First United Security	2007 2006	$ $	315,000 292,500	$ $	69,300 82,631	$ $	101,529 109,471	$ $	35,844 42,280	$ $	521,673 526,882

Robert Steen

Assistant Vice President, Assistant Treasurer, Principal Financial Officer & Principal Accounting Officer of Bancshares and Executive Vice President & Chief Financial Officer of First United Security

	2007 2006	$ $	156,000 140,750	$ $	28,860 35,539	$ $	61,388 66,484	$ $	18,862 15,582	$ $	265,110 258,355

Larry M. Sellers Vice President, Secretary & Treasurer of Bancshares and Senior Executive Vice President & Chief Administrative Officer of First United Security	2007 2006	$ $	183,500 166,400	$ $	33,947 42,824	$ $	67,654 73,270	$ $	22,182 24,186	$ $	307,283 306,680

William D. Morgan Assistant Vice President & Assistant Secretary of Bancshares and Executive Vice President, Loan Administration of First United Security	2007 2006	$ $	125,000 108,300	$ $	16,562 20,421	$ $	57,099 61,838	$ $	16,024 16,160	$ $	214,685 206,719

J. Daniel Matheson, III(5) Investment Officer of Bancshares, Senior Vice President, Investment Officer of First United Security and Chief Executive Officer, President and Secretary of R2Metrics, Inc.	2007		$66,206		$9,931		—		$33,292		$109,429

(1)

With the exception of Mr. Matheson, this column represents the cash bonuses earned by the Named Executive Officers during the 2007 year under Bancshares’ Incentive Earnings Program. These bonuses, while earned in 2007, were paid to the Named Executive Officers in January 2008. For additional information about the Incentive Earnings Program, see “Annual Cash Incentive Compensation” on page 12 of this Proxy Statement. With respect to Mr. Matheson, this column includes a 15% discretionary bonus payment of $9,931, the amount of which was determined after year-end. His bonus payment is not subject to Bancshares’ Incentive Earnings Program.

(2)

With the exception of Mr. Matheson, this column represents the change in the present value of the accumulated benefit of the Named Executive Officer under his salary continuation agreement, and in the case of Mr. Phillips, this column also includes the change in the present value of the accumulated benefit under his director retirement agreement. Each of the Named Executive Officers became fully vested under his salary continuation agreement during 2007. The changes in the present values of the benefits under Mr. Phillips’ salary continuation agreement and director retirement agreement in 2007 were $98,997 and $2,532, respectively, and in 2006, $107,215 and $2,256, respectively. See “Potential Payments Upon Termination or Change in Control” on page 17 of this Proxy Statement for additional information regarding these agreements.

(3)	The following table describes each component in the “All Other Compensation” column.

Name	401(k) Contributions	Life Insurance Premiums	Board and Committee Fees	Automobile	Unused Vacation	Commissions	Total
R. Terry Phillips	$13,500	$1,585	$18,000	$2,759	—	—	$35,844
Robert Steen	$11,672	—	$3,600	$590	$3,000	—	$18,862
Larry M. Sellers	$13,500	$800	$5,400	$2,482	—	—	$22,182
William D. Morgan	$8,869	—	$3,600	$1,151	$2,404	—	$16,024
J. Daniel Matheson, III	$5,596	—	$3,600	—	—	$24,096	$33,292

(4)

Mr. Phillips’ employment agreement sets forth the terms of his employment, including his minimum compensation. See “Potential Payments Upon Termination or Change in Control” on page 17 of this Proxy Statement for additional information about Mr. Phillips’ employment agreement.

(5)	Mr. Matheson was not a Named Executive Officer during the 2006 year.

2007 Grants of Plan-Based Awards

The following table provides information about non-equity awards granted to the Named Executive Officers in 2007 under Bancshares’ Incentive Earnings Program for the year 2008.(1) The payouts represent amounts the Named Executive Officers potentially can earn under the program if certain qualitative and quantitative performance criteria are achieved during 2008. For a further discussion of the 2008 Incentive Earnings Program, see “Annual Cash Incentive Compensation” on page 12 of this Proxy Statement. Bancshares did not grant any other equity or non-equity awards to the Named Executive Officers in 2007.

Name	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)
		Threshold	Target	Maximum
R. Terry Phillips	12/20/07	$53,550	—	$127,575
Robert Steen	12/20/07	$22,230	—	$56,160
Larry M. Sellers	12/20/07	$26,149	—	$66,060
William D. Morgan	12/20/07	$22,375	—	$52,250

(1)

Mr. Matheson receives a discretionary bonus payment, the amount of which is determined after year-end. His bonus payment is not subject to Bancshares’ Incentive Earnings Program, and he, therefore, is not included in this table.

(2)	On December 20, 2007, the Compensation Committee established the criteria pursuant to which awards may be paid to the listed Named Executive Officers based on 2008 performance.
(3)

These columns represent the potential payouts for each listed Named Executive Officer under the 2008 Incentive Earnings Program if the threshold and maximum goals are satisfied for all performance measures. There is no target payout amount.

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments to the Named Executive Officers following or in connection with retirement and includes the present value of each Named Executive Officer’s accumulated benefit as of December 2007 under the pension plan.(1)

Name	Plan Name(2)	Number of Years Credited Service	Present Value of Accumulated Benefit(3)		Payments During Last Fiscal Year
R. Terry Phillips	Salary Continuation Agreement Director Retirement Agreement	6 6	$ $ $	438,526 10,750 449,276	-0- -0-
Robert Steen	Salary Continuation Agreement	6		$271,931	-0-
Larry M. Sellers	Salary Continuation Agreement	6		$299,688	-0-
William D. Morgan	Salary Continuation Agreement	6		$252,929	-0-

(1)	Mr. Matheson does not participate in any pension plan that provides for payments following or in connection with retirement, therefore, he is not included in this table.
(2)

These agreements provide the listed Named Executive Officer with a defined benefit at retirement. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding these agreements.

(3)	This column represents the present value of the benefit under each listed Named Executive Officer’s respective agreement as of December 31, 2007.

Potential Payments Upon Termination or Change in Control

Bancshares has entered into the following agreements with Messrs. Phillips, Steen, Sellers and Morgan that will require us to provide compensation and benefits to these Named Executive Officers in the event of a termination of employment or a change in control of Bancshares or First United Security. Bancshares has not entered into these agreements with Mr. Matheson.

Salary Continuation Agreements

Under the terms of each salary continuation agreement, if a Named Executive Officer terminates his employment with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of fifteen years. A Named Executive Officer’s potential annual benefit is based on a set amount that is increased by 4% each year until the executive officer reaches the normal retirement age of 65. The terms of each Named Executive Officer’s salary continuation agreement are identical with the exception of the amount of the benefit that will be paid to the executive officer. The agreements provide for benefits as follows.

Normal Retirement. Upon termination of employment after reaching normal retirement (age 65), each Named Executive Officer is entitled to an annual benefit that will be paid for fifteen years beginning immediately following his termination. Specifically, the Named Executive Officers will receive the following annual retirement benefit at normal retirement age for a period of fifteen years:

Officer	Annual Benefit in the Event of Normal Retirement
Phillips	$192,001
Steen	$63,961
Sellers	$66,001
Morgan	$61,501

Early Retirement. To the extent a Named Executive Officer terminates employment prior to reaching normal retirement age (age 65), his maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The early retirement benefit then is payable once the executive officer reaches normal retirement age. For example, if the Named Executive Officers terminated employment on December 31, 2007, they would receive the following annual early retirement benefit at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of Early Retirement
Phillips	$119,923
Steen	$48,605
Sellers	$52,162
Morgan	$46,736

Disability. To the extent a Named Executive Officer terminates employment due to a disability as determined by the carrier of an insurance policy covering the executive or by the Social Security Administration, the maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The disability benefit then is payable once the executive officer reaches normal retirement age. For example, if the Named Executive Officers terminated employment on December 31, 2007, due to a disability, they would receive the following annual disability benefit at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of a Disability
Phillips	$119,923
Steen	$48,605
Sellers	$52,162
Morgan	$46,736

Change in Control. If a Named Executive Officer is terminated subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable at normal retirement age. The change in control benefit then is payable once the executive officer reaches normal retirement age. For example, if the Named Executive Officers were terminated on December 31, 2007, following a change in control, they would receive the following annual change in control benefit at age 65 for a period of fifteen years:

Officer	Annual Benefit Upon Termination Following a Change in Control
Phillips	$192,001
Steen	$63,961
Sellers	$66,001
Morgan	$61,501

Death. If a Named Executive Officer dies prior to receiving his salary continuation benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at normal retirement age described above under “Normal Retirement.” The death benefit would be payable to his beneficiary immediately following the executive officer’s death.

Director Retirement Agreements

Under the terms of each director retirement agreement, if a director terminates his service as a director with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of ten years. One of our Named Executive Officers, Mr. Phillips, a director of Bancshares and First United Security, is a party to a director retirement agreement. The agreement provides for benefits as follows.

Normal Retirement. Upon termination of service as a director on or after reaching normal retirement (age 70), Mr. Phillips is entitled to an annual benefit that will be paid for ten years beginning immediately following his termination. Assuming Mr. Phillips continues to serve on the Board until his retirement on or after age 70, Mr. Phillips will receive an annual retirement benefit on his termination in the amount of $22,324 for a period of ten years.

Early Retirement. To the extent Mr. Phillips terminates his service on the Board prior to reaching the normal retirement age of 70, the maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The early retirement benefit then is payable once he reaches normal retirement age. For example, if Mr. Phillips terminated his service as a director on December 31, 2007, he would receive an annual early retirement benefit at age 70 in the amount of $5,302 for a period of ten years.

Disability. To the extent Mr. Phillips no longer serves on the Board due to a disability as defined in an insurance policy covering Mr. Phillips or, if not covered by a policy, as determined by a physician, the maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The disability benefit then is payable once he reaches normal retirement age. For example, if Mr. Phillips terminated his service as a director on December 31, 2007, due to a disability, he would receive an annual disability benefit at age 70 in the amount of $13,911 for a period of ten years.

Change in Control. To the extent Mr. Phillips’ directorship is terminated subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable to him at normal retirement age. The change in control benefit then is payable once he reaches normal retirement age. For instance, if Mr. Phillips was terminated from the Board on December 31, 2007, following a change in control, he would be entitled to an annual change in control benefit beginning at age 70 in the amount of $22,324 for a period of ten years.

Death. If Mr. Phillips dies prior to receiving the director retirement benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at normal retirement age described above under “Normal Retirement.” The death benefit would be payable to his beneficiary immediately following the director’s death.

R. Terry Phillips’ Employment Agreement

In 1999 when Mr. Phillips was hired as Chief Executive Officer and President of Bancshares and First United Security, Bancshares and Mr. Phillips entered into an employment agreement, which subsequently was amended and restated effective January 1, 2000. The agreement’s initial term was three years but contains automatic renewal provisions such that the remaining term of the agreement at any given time is generally three years. The agreement provides that Mr. Phillips will be paid and eligible for the following compensation, among other employee benefits: an annual base salary not less than $192,500; the opportunity to earn an annual bonus under any incentive plan and participate in any long-term incentive programs; term life insurance coverage in the amount of $250,000; and reimbursement of ordinary and reasonable expenses incurred in the performance of his duties as Chief Executive Officer and President of Bancshares and First United Security. The agreement also contains non-compete and confidentiality restrictions. Specifically, Mr. Phillips is prohibited from competing with Bancshares for twelve months following the expiration of the agreement and from disclosing confidential and proprietary information for a period of three years after the expiration of the agreement; however, if there is a change in control, these limitations do not apply. In the event Mr. Phillips fails to satisfy these non-compete/non-disclosure obligations, Bancshares will be entitled to any appropriate remedy to enforce the obligations.

Under the terms of Mr. Phillips’ employment agreement, he is entitled to certain payments and benefits as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security. The agreement provides that Mr. Phillips will be paid and eligible for compensation, among other benefits, under the following circumstances.

Upon Mr. Phillips’ termination due to normal retirement or death, he is entitled to a pro rata share of the annual incentive bonus he would have been entitled to receive under the Incentive Earnings Program. In the event of Mr. Phillips’ termination due to his disability, he is entitled to a pro rata share of the annual incentive bonus he would have been entitled to receive under the Incentive Earnings Program and his base salary for a period of six months.

If Mr. Phillips is involuntarily terminated without “cause” or Mr. Phillips terminates his employment for “good reason,” he is entitled to a lump sum cash payment in the amount of three times his base salary then in effect; provided, however, if the termination occurs after a change in control, or a change in control occurs within six months after the termination, he is entitled to a lump sum cash payment in the amount of five times his base salary then in effect. He further is entitled to continue all welfare benefits at the same cost and the same coverage level for three years following his termination (unless he receives substantially similar benefits from a subsequent employer), and receive the title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax effects from receiving the automobile.

In the event Mr. Phillips terminates his employment for any reason within the thirty days following the first anniversary of a change in control, he is entitled to a lump sum cash payment in the amount of three times his base salary then in effect, all welfare benefits at the same cost and the same coverage level for three years following his termination (unless he receives substantially similar benefits from a subsequent employer), and title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax effects from receiving the automobile.

Furthermore, if any payment made to Mr. Phillips under his employment agreement is subject to Internal Revenue Code Section 4999’s excise tax, or any interest or penalties with respect to such excise tax, Bancshares must gross-up the amount of the payment to offset the impact of the excise tax and/or interest and penalties.

DIRECTOR COMPENSATION

Bancshares uses cash compensation to attract and retain qualified candidates to serve on the Board of Directors. In establishing director compensation, Bancshares considers the significant amount of time that directors expend in fulfilling their duties to Bancshares as well as the skill-level required by Bancshares of members of the Board.

Fees

The directors of Bancshares receive $600 per month for service as directors and $500 per board meeting attended. The Chairman of the Board receives an additional $750 per month, the Secretary receives $450 per month and the Assistant Secretary, Assistant Treasurer and Investment Officer each receive $300 per month for service in such capacities. Non-employee committee members receive $250 per committee meeting attended, and the Chairmen of the Audit Committee, the Compensation Committee, and the Nominating, Executive and Corporate Governance Committee each receive an additional $150 per meeting attended. Directors are reimbursed for reasonable travel expenses incurred in the performance of their duties.

All of the directors of Bancshares also serve as the directors of First United Security, and they receive $400 per month for service as directors of First United Security. The non-employee directors of ALC each receive $250 per month, with the exception of the Chairman who receives an additional $150 per month. The non-employee directors of First United Security’s other subsidiaries, FUSB Reinsurance, Inc. and R2Metrics, Inc., receive $250 per meeting attended. The non-employee members of the Board of Directors of ALC include Bruce N. Wilson, Chairman, Ray Sheffield, and James C. Stanley. The non-employee members of the Board of Directors of FUSB Reinsurance, Inc. are Jack W. Meigs, and Bruce N. Wilson. The non-employee members of the Board of Directors of R2Metrics, Inc. include Wayne C. Curtis, John C. Gordon, and Hardie B. Kimbrough.

During 2007, Wayne Curtis, Chairman of Bancshares’ Audit Committee, was appointed by the Audit Committee to supervise the internal investigation of the irregularities discovered during 2007 at ALC. Due to the time burden of this supervisory role, Dr. Curtis was provided compensation in the amount of $150 per hour for his work on this internal investigation.

Director Retirement Agreements

Bancshares has entered into retirement agreements with all of the directors of Bancshares. Under the terms of each retirement agreement, if a director terminates his or her service as a director with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, the director is entitled to an annual benefit for a term of ten years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years served as a director. See “Potential Payments Upon Termination or Change in Control” on page 17 of this Proxy Statement for additional information regarding these agreements.

Deferral Plan

The United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan allows a non-employee director to defer up to 100% of his or her director fees. Each non-employee director who defers his or her fees through the plan has the option of investing the deferred amounts either in the form of share units or cash. If the deferred amounts are invested in share units, the return is determined as if such funds had been invested in Bancshares’ common stock, and if the deferred amounts are invested in cash, the return is calculated at an interest rate equal to the 30-Day London Interbank

Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to a director at the termination of such individual’s service as a director of Bancshares, either in a lump sum payment or in annual installment payments. The following directors defer all or a portion of their director fees under the plan: Linda H. Breedlove, Wayne C. Curtis, John C. Gordon, Hardie B. Kimbrough, Howard M. Whitted and Bruce N. Wilson.

2007 Director Compensation

The following table provides information regarding compensation earned or paid to Bancshares’ non-employee directors in 2007.

Name(1)	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Dan R. Barlow	$21,750	$12,159	$36,000	$69,909
Linda H. Breedlove(4)	$18,000	$8,244	—	$26,244
Gerald P. Corgill	$22,500	$10,826	—	$33,326
Wayne C. Curtis(4)	$25,600	$16,099	$15,366	$57,065
John C. Gordon(4)	$24,750	$1,785	—	$26,535
William G. Harrison	$22,000	$5,973	$73	$28,046
Hardie B. Kimbrough(4)	$32,600	$18,286	$71	$50,957
Jack W. Meigs	$22,000	$1,743	$1,368	$25,111
Ray Sheffield	$23,000	$18,286	—	$41,286
James C. Stanley	$18,750	$8,266	—	$27,016
Howard M. Whitted(4)	$22,250	$7,139	$2,344	$31,733
Bruce N. Wilson(4)	$19,450	$2,421	—	$21,871

(1)

Compensation information for Mr. Phillips, who serves on the Board of Directors in addition to serving as a Named Executive Officer of Bancshares, is set forth above in the “2007 Summary Compensation Table” on page 14 of this Proxy Statement.

(2)

This column represents the change in the present value of a director’s accumulated benefit under a director retirement agreement. See “Potential Payments Upon Termination or Change in Control” on page 17 of this Proxy Statement for additional information regarding these agreements.

(3)

This column reflects mileage reimbursements paid to certain directors. Directors who must travel outside their county of residence to attend any meeting are reimbursed for mileage. For Mr. Barlow, this column also includes amounts paid to him under his salary continuation agreement. While serving as an executive officer of Bancshares and First United Security, Mr. Barlow entered into a salary continuation agreement under which he is entitled to receive an annual benefit in the amount of $36,000 that will be paid for fifteen years. The payments began in 2007 after Mr. Barlow reached age 65 and terminated employment with Bancshares and First United Security. With respect to Dr. Curtis, this column also includes $12,923 in fees and expenses paid to Dr. Curtis for his supervisory role in Bancshares’ internal investigation of the irregularities discovered at ALC in 2007.

(4)	These directors defer all or a portion of their director fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. Pursuant to the Compensation Committee’s charter, Mr. Phillips, Chief Executive Officer and President of Bancshares, is permitted to be present at meetings during which executive compensation other than for himself is under review and consideration. No member of the Compensation Committee during 2007 was an executive officer of another company with a board of directors that has a comparable committee on which one of our executive officers serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 14, 2008, no person was known to management to be the beneficial owner of more than 5% of Bancshares’ outstanding common stock. The following table sets forth the number and percentage of outstanding shares of Bancshares’ common stock beneficially owned as of March 14, 2008, by (i) the Named Executive Officers; (ii) each director and director-nominee of Bancshares; and (iii) all executive officers and directors of Bancshares as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Dan R. Barlow(2)	18,543	*
Linda H. Breedlove(3)	7,207	*
Gerald P. Corgill(4)	151,886	2.5%
Wayne C. Curtis(5)	1,438	*
John C. Gordon(6)	155,906	2.6%
William G. Harrison(7)	56,086	*
Hardie B. Kimbrough(8)	69,546	1.1%
J. Daniel Matheson, III(9)	3,926	*
Jack W. Meigs(10)	550	*
William D. Morgan(11)	18,263	*
R. Terry Phillips(12)	5,138	*
Larry M. Sellers(13)	33,739	*
Ray Sheffield(14)	63,200	1.0%
James C. Stanley(15)	10,000	*
Robert Steen(16)	8,162	*
Howard M. Whitted(17)	12,172	*
Bruce N. Wilson(18)	11,208	*
All directors and executive officers as a group (17 persons)	626,969	10.3%

*	Represents less than 1% of the outstanding shares.

(1)

Unless otherwise indicated, the named person has sole voting and sole investment power for the shares indicated. Percentage of ownership is based on 6,070,486 shares of Bancshares’ common stock representing 6,060,427 shares outstanding as of March 14, 2008, and 10,059 shares of common stock equivalents held in the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan which may be acquired by certain directors within 60 days of March 14, 2008. Bancshares currently has 10,000,000 shares of common stock, par value $0.01 per share, authorized for issuance.

(2)	Includes 548 shares owned by Mr. Barlow’s spouse with respect to which Mr. Barlow disclaims beneficial ownership.
(3)

Includes 209 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Ms. Breedlove may acquire beneficial ownership within 60 days.

(4)

Includes 105,072 shares owned by Mr. Corgill’s spouse with respect to which Mr. Corgill disclaims beneficial ownership. Also includes 450 shares held jointly by Mr. Corgill, Mr. Corgill’s spouse and their son. Also includes 4,124 shares owned by Dozier Hardware Company, Inc. of which Mr. Corgill is President and 7,240 shares owned by the Dozier Hardware Company, Inc. Profit Sharing Plan & Trust.

(5)

Includes 288 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Dr. Curtis may acquire beneficial ownership within 60 days.

(6)

Includes 10,560 shares held jointly with Mr. Gordon’s spouse. Also includes 200 shares owned by Mr. Gordon’s two children. Also includes 93 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Gordon may acquire beneficial ownership within 60 days.

(7)	Includes 264 shares held jointly with Mr. Harrison’s spouse.
(8)

Includes 280 shares held jointly with Mr. Kimbrough’s spouse. Also includes 28,994 shares owned by Mr. Kimbrough’s spouse with respect to which Mr. Kimbrough disclaims beneficial ownership. Also includes 4,386 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Kimbrough may acquire beneficial ownership within 60 days.

(9)	Includes 2,426 shares held in the 401(k) Plan.
(10)	Includes 300 shares held jointly with Mr. Meigs’ wife. Also includes 50 shares held by Mr. Meigs as custodian for his two sons.
(11)	Includes 17,868 shares held in the 401(k) Plan. Also includes 200 shares held jointly with Mr. Morgan’s spouse. Also includes 195 shares owned by Mr. Morgan’s spouse.
(12)	Includes 2,938 shares held in the 401(k) Plan. Also includes 100 shares held jointly with Mr. Phillips’ spouse.
(13)	Includes 21,087 shares held in the 401(k) Plan. Also includes 12,552 shares held jointly with Mr. Sellers’ spouse.
(14)	Includes 54,886 shares held jointly with Mr. Sheffield’s spouse.
(15)	Includes 9,600 shares held by the James C. Stanley Trust, of which Dr. Stanley is the Trustee.
(16)	Includes 3,977 shares held in the 401(k) Plan. Also includes 4,185 shares held jointly with Mr. Steen’s spouse.
(17)

Includes 2,572 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Whitted may acquire beneficial ownership within 60 days.

(18)

Includes 544 shares held jointly with Mr. Wilson’s spouse. Also includes 200 shares owned by Mr. Wilson’s two children. Also includes 168 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Wilson may acquire beneficial ownership within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of Bancshares and persons who own more than 10% of a registered class of Bancshares’ equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of Bancshares. Directors, executive officers and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish Bancshares with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Bancshares and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) reports applicable to its directors, executive officers and greater than 10% beneficial owners were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable Nasdaq listing standards and the Securities and Exchange Commission rules currently in effect.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management Bancshares’ audited financial statements as of, and for, the year ended December 31, 2007.

•

We have discussed with the independent auditors, Mauldin & Jenkins, LLC, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as may be modified or supplemented.

•

We have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and have discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

It should be noted that management is responsible for Bancshares’ financial reporting process including its system of internal controls and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Bancshares’ independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review this process. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

This report furnished by the Audit Committee:

Wayne C. Curtis, Chairman

Hardie B. Kimbrough

William G. Harrison

Jack W. Meigs

INDEPENDENT PUBLIC ACCOUNTANTS

Mauldin & Jenkins, LLC (“Mauldin & Jenkins”) served as the principal accountant for the 2007 fiscal year, and Mauldin & Jenkins has been selected to serve as the principal accountant for the 2008 fiscal year. Mauldin & Jenkins has been engaged as the principal accountant since February 25, 2005.

A representative from Mauldin & Jenkins is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

During 2005 the Audit Committee of the Board of Directors adopted policies and procedures for the pre-approval of audit and permissible non-audit services performed by the independent auditor. Pursuant to these policies and procedures, the Audit Committee generally is required to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to Bancshares by the independent auditor during the following twelve months.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed to Bancshares for the audit and other services provided by Mauldin & Jenkins, Bancshares’ principal accountant for 2007 and 2006.

	2007	2006
Audit Fees	$207,672	$110,000
Audit-Related Fees	$14,774	$14,357
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees

Audit fees for the last two fiscal years were for professional services rendered by Mauldin & Jenkins relating to the audit of Bancshares’ annual financial statements, the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act and the review of financial statements included in Bancshares’ Forms 10-Q. The audit fees for 2007 also include fees billed for the expanded scope of Mauldin & Jenkins’ audit as a result of the irregularities uncovered at ALC during the year.

Audit-Related Fees

Audit-related fees for the last two fiscal years were for professional services rendered by Mauldin & Jenkins that are reasonably related to the performance of the audit or review of Bancshares’ financial statements and are not reported under “Audit Fees.” These fees represent the aggregate fees billed for services relating to employee benefit plan audits and potential business acquisitions. All of these services were pre-approved by the Audit Committee.

Tax Fees

Tax fees represent the fees billed for services relating to tax compliance, tax advice and tax planning. No tax fees were billed for each of the last two fiscal years by Mauldin & Jenkins.

All Other Fees

Other than the services reported in the categories described above, no other fees were billed for each of the last two fiscal years by Mauldin & Jenkins.

2008 SHAREHOLDER PROPOSALS

We expect the following proposals (Proposals 2 and 3 on the proxy card) to be presented by the shareholders identified below at the Annual Meeting. Each shareholder proposal is included herein exactly as submitted by the shareholder to Bancshares. The name of, address for and number of shares held by each shareholder proponent are indicated. We believe that certain assertions about the Company and certain other matters contained in the shareholder proposals are inaccurate; however, we have not attempted to refute all such inaccuracies. Your Board of Directors unanimously recommends a vote AGAINST these proposals for the broader policy reasons set forth following each proposal. For the reasons stated below, your Board of Directors does not support these proposals.

PROPOSAL 2

SHAREHOLDER PROPOSAL REGARDING MERGER OF BANCSHARES

William R. Davidson, 123 Sunset Boulevard, P.O. Box 1596, Breckenridge, Texas 76424, owner of at least 9,216 shares of Bancshares’ common stock, has advised Bancshares that he intends to present the following proposal at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the shares of Bancshares’ common stock represented at the meeting and entitled to vote on the proposal.

Shareholder Proposal

Be it resolved that, in order to provide effective stewardship of shareholders’ financial interest in United Security Bancshares, Inc., it is strongly recommended that Bancshares management and Board of Directors aggressively seek a merger with a high performing, well managed bank or bank holding company.

SUPPORT STATEMENT FOR SHAREHOLDER PROPOSAL

Recent events in the history of United Security Bancshares, Inc. (“Bancshares”) highlight the necessity to strengthen the management of Bancshares and to expand the pool of qualified candidates for Bancshares Board of Directors (“Board”).

In the years 1997 through 2001, Acceptance Loan Company (ALC) a subsidiary of Bancshares lost approximately $3.5 million. ALC problems seemed under control from 2002 through 2006. Then in 2007, 30 days after the annual shareholders meeting, Bancshares announced the discovery of fraud in ALC with estimated potential losses of $3.8 million. Bancshares third quarter 10Q Report states that: “The company (Bancshares) experienced a net loss of $1.6 million year-to-date September 30, 2007, compared to net income of $10.6 million in 2006.” The third quarter 10Q identified $9.1 million in loan charge-offs and write downs of real estate collateral values and an additional $3.1 million loss provision for loans having a remote likelihood of collection, all related to ALC irregularities – a total of $12.2 million. Based on data presented in Bancshares Annual Reports, ALC contributed up to 40% of Bancshares reported annual net income from 2002 through 2006. The impaired status of ALC will have a major impact on the future value of shareholders’ financial interests in Bancshares.

At the May 9, 2006 Annual Shareholders Meeting, a Bancshares Board proposal to increase the maximum age of members of the Bancshares Board from 70 to 75 years of age passed. The Board justified its proposal by citing the need to increase the pool of qualified candidates for Bancshares Board. While the events at ALC highlight the need for qualified board members, as of November 15, 2007 no new member has been added to the Bancshares Board.

Based on the history of Bancshares between 1997 and 2007, it seems obvious that Bancshares Management and Board, as currently constituted, are no longer effective stewards of shareholders’ interest. The above proposal, if approved and effectively implemented, can improve the security and growth prospects of shareholders financial interest in Bancshares by converting their Bancshares stock into stock of a larger institution with higher quality management, a higher quality board of directors, and improved growth prospects.

Respectfully submitted, November 15, 2007 by: William R. Davidson, 123 Sunset Blvd., P.O. Box 1596, Breckenridge, TX 76424.

Bancshares’ Statement of Opposition

Your Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

While the Board of Directors and management understand the frustration of our shareholders relating to the irregularities recently identified at Acceptance Loan Company (“ALC”), the Board of Directors does not believe that the events necessarily indicate that Bancshares should abruptly change its course by “aggressively” seeking a merger with a third party banking institution. As has been described in our periodic reports filed with the Securities and Exchange Commission, the irregularities discovered at ALC during the second quarter of 2007 were the result of collusion by several ALC employees, and such collusion circumvented the internal controls of Bancshares. While the Board of Directors is extremely disappointed about these activities and has taken swift action to enhance internal controls and to terminate the individuals involved in the irregularities, the Board does not believe that Bancshares should adopt any broad-based change in strategy such as a merger without a careful strategic evaluation.

Enhancing the return on investment for Bancshares’ shareholders is of the utmost importance to your Board of Directors and management. We believe that our first responsibility is to serve your interests – by building and maximizing shareholder value. We also strongly believe that implementation of the proposal described above would not be in the best interests of the shareholders of Bancshares and, contrary to assertions contained within the proposal, would not improve the security and growth prospects of the financial interests of the shareholders.

Your Board of Directors believes that approval of this proposal would create uncertainty regarding Bancshares’ future, which could undermine confidence in Bancshares and adversely affect Bancshares’ relationship with its employees, customers, and the communities that it serves. Such consequences could have a substantial adverse impact on Bancshares’ ability to effectively compete in the short term and long term, potentially leading to a decline in revenues and profits and, thus, hindering the financial interests of the shareholders.

The Board of Directors continually reviews and monitors Bancshares’ business and progress, as well as developments within the financial institutions market. Accordingly, the Board of Directors believes it is in the best and most informed position to evaluate and consider all of the options and strategic alternatives that may be available to Bancshares from time to time, including if, when, and under what conditions a merger with another institution should be considered.

Accordingly, your Board of Directors unanimously recommends a vote “AGAINST” this proposal.

PROPOSAL 3

SHAREHOLDER PROPOSAL REGARDING

PROCESS FOR NOMINATING, EVALUATING AND ELECTING DIRECTORS

J. Patrick Davidson, 319 Broad Creek Drive, Annapolis, Maryland 21401, owner of at least 10,208 shares of Bancshares’ common stock, has advised Bancshares that he intends to present the following proposal at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the shares of Bancshares’ common stock represented at the meeting and entitled to vote on the proposal.

Shareholder Proposal

Whereas, a highly competent United Security Bancshares, Inc. (Bancshares) Board of Directors (Board) is necessary to oversee the complex Bancshares operations; and

Whereas, current methods for nominating, evaluating, and electing Directors has not produced such a Board;

Be it resolved that: The Board is urged to revise the process for nominating and evaluating directors with a view towards improving the quality of Board composition.

Suggested methods for consideration:

Define the skill set and skill mix needed for a Board capable of meeting Bancshares’ challenges. Based on that definition, articulate and publish detailed criteria approved by the Board and provided to the Nominating, Executive and Corporate Governance Committee (“Nominating Committee”) as guidance to that Committee in fulfilling its duties and responsibilities in nominating candidates for the Board.

Amend Bylaws Article 3, Section 3.3 to specify the attributes required as minimal qualifications for Board membership including but not limited to academic training and achievement, successful business experience and achievement, and factors relevant to Bancshares revenue production and growth.

Amend the Charter of the Nominating Committee to require detailed, written performance evaluations of each Board member to be proposed for continued service, including but not limited to effective governance of Bancshares during the preceding term, attendance regularity, and meaningful participation at Board and Committee meetings.

In each annual proxy statement, as part of the proposal for election of directors, include a detailed description of each nominee’s qualifications. For directors proposed for continuation, specify the facts that support an inference that such nominee meets qualifications criteria and enumerate the contributions of such nominee to Bancshares success in the preceding term.

STATEMENT OF SUPPORT

Recent history unambiguously indicates that Bancshares Management and Board of Directors have failed Bancshares shareholders. Bancshares 10Q reports for the second and third quarters of 2007 have disclosed substantial losses due to systematic fraud that resulted in losses of millions of dollars – adversely impacting shareholders interests. Bancshares as an ongoing financial institution is severely damaged, and the Board of Directors bears significant responsibility. Any attempt to fix Bancshares and restore it to profit and stable growth must begin by establishing a competent, high performance Board of Directors. The current Nominating Committee process for selecting Board nominees has failed.

Bancshares Bylaws and the Proxy Statement for the 2007 Annual Meeting contain no criteria by which to judge the qualifications of director nominees. Beyond the concept of independence, the Bylaws do not address director qualifications. Materials offered in the Proxy Statement are so generalized as to be useless to shareholders.

As Board nominees have been proposed, shareholders have had little information as to qualifications and no information as to performance of members seeking continuation. If adopted by shareholders and implemented by the Board this proposal could begin an orderly process of improving Board composition and of restoring Bancshares to profitability and stable growth.

Respectfully submitted,

J. Patrick Davidson

319 Broad Creek Dr.

Annapolis, Maryland 21401

Bancshares’ Statement of Opposition

Your Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

Your Board of Directors has considered this proposal and has concluded that its adoption is unnecessary and not in the best interests of the shareholders of Bancshares.

While the Board of Directors and management understand the frustration of our shareholders relating to the irregularities recently identified at ALC, the Board of Directors does not believe that these events in and of themselves indicate that the Board’s process for nominating and evaluating directors is in need of change. We believe that the current members of your Board of Directors and management are extremely competent and possess the experience, skill set, and mix necessary to meet the challenges faced by Bancshares.

Your Board of Directors believes that its duty to you, as Bancshares’ shareholders, is to nominate the best available slate of candidates for the Board of Directors. The Board of Directors believes that Bancshares’ existing methods for director selection and nominations already ensure that qualified and independent directors will continue to play the central oversight role necessary to maintain Bancshares’ commitment to the highest quality of corporate governance. We believe that the appropriate procedures are already in place to ensure that only well-qualified and competent individuals are nominated for membership on Bancshares’ Board of Directors and that those nominees who are elected are evaluated on an annual basis.

In nominating the slate of candidates each year, the Board of Directors considers the qualifications of each candidate, evaluates each incumbent director’s prior performance on the Board, and considers the overall composition of the Board of Directors, all in order to achieve the right balance of skills, experience, and diversity, as well as to avoid conflicts of interest. While we continually review the director nomination process and evaluate what constitutes best practices for Bancshares, we believe that the foundation is already in place for ensuring that Bancshares has a strong and effective Board of Directors and maintains effective corporate governance practices.

As described in our prior years’ proxy statements, in 2004 Bancshares adopted the Guidelines on Shareholder Communications, which provide for a process whereby shareholders of Bancshares can recommend individuals for consideration by the Nominating, Executive and Corporate Governance Committee as potential candidates for the Board of Directors. These nominees, like those proposed by the Board of Directors itself, are to be evaluated based on various criteria, as the Board of Directors believes that the backgrounds and qualifications of the Board, as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. The Guidelines on Shareholder Communications provide an open channel for shareholder participation in the director nomination process.

For these reasons, your Board of Directors unanimously recommends a vote “AGAINST” this proposal.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If any shareholder wishes to present a proposal to be included in the proxy materials for Bancshares’ 2009 Annual Meeting of Shareholders, the shareholder must comply with applicable securities regulations, including providing adequate notice to Bancshares. Such proposals must be received at Bancshares’ executive offices on or before December 2, 2008, in order to be considered for inclusion in Bancshares’ proxy materials relating to such meeting.

A shareholder must notify Bancshares before February 15, 2009, of a proposal for the 2009 Annual Meeting which the shareholder intends to present other than by inclusion in Bancshares’ proxy materials. If Bancshares does not receive such notice prior to February 15, 2009, proxies solicited by the Board of Directors of Bancshares will be deemed to have conferred discretionary authority to vote upon any such matter.

Any proposal must be submitted in writing, by certified mail-return receipt requested, to the following address:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

OTHER MATTERS

We do not know of any matters to be presented for action at the Annual Meeting other than those set forth in the notice of the Annual Meeting and discussed in this Proxy Statement.

Bancshares will furnish to shareholders without charge, upon written request, a copy of Bancshares’ Annual Report on Form 10-K, including the accompanying financial statements and schedules, required to be filed with the Securities and Exchange Commission for the year ended December 31, 2007. Copies of the exhibits to the Form 10-K also will be available upon payment of a reasonable fee for copying charges. Requests should be made to:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Please sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by giving written notice of revocation to the Secretary of Bancshares at any time prior to the voting thereof, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

REVOCABLE PROXY

UNITED SECURITY BANCSHARES, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

SOLICITED BY THE BOARD OF DIRECTORS

UNITED SECURITY BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2008

The undersigned hereby appoints Hardie B. Kimbrough and R. Terry Phillips, and each of them, as proxies for the undersigned, or such other persons as the Board of Directors of United Security Bancshares, Inc. (“Bancshares”) may designate, with full power of substitution, to represent and act for and in the name and stead of the undersigned and to vote all of the shares of Common Stock of Bancshares, which the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders of Bancshares to be held on May 13, 2008, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR all nominees.	For	With- hold	For All Except
1. The election of all the nominees listed below to serve as directors until the 2009 Annual Meeting of Shareholders or until their successors shall be elected and qualified.	☐	☐	☐

NOMINEES:

Dan R. Barlow	Hardie B. Kimbrough
Linda H. Breedlove	Jack W. Meigs
Gerald P. Corgill	R. Terry Phillips
Wayne C. Curtis	James C. Stanley
John C. Gordon	Howard M. Whitted
William G. Harrison	Bruce N. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Board of Directors recommends a vote AGAINST Proposals 2–3.	For	Against	Abstain
2. Shareholder proposal regarding Bancshares seeking a merger.	☐	☐	☐

	For	Against	Abstain
3. Shareholder proposal regarding the process for nominating, evaluating and electing directors.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “AGAINST” THE SHAREHOLDER PROPOSALS.

Please sign exactly as name appears herein and date this proxy in the space provided.	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided or fax to (334) 636-9606.

UNITED SECURITY BANCSHARES, INC.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL OR FAX YOUR PROXY TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY.